EXHIBIT 12.1
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


                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                   (amounts in millions)


                                                                         Three Months Ended
                                                                              March 31,
                                                                      ------------------------
                                                                          2001         2000
                                                                      ------------ -----------
             Earnings

               Income (loss) before taxes and minority interest....    $  18.2     $   29.5

               Adjustments:
                 Minority   interest  in  losses  of   consolidated
                 subsidiaries......................................       ---          ---
                 Undistributed  (income)  loss  of  less  than  50%
                 owned investments.................................       ---          ---
                 Distributions from less than 50% owned investments       ---          ---
                 Fixed charges.....................................       22.8         27.6
                                                                      ------------ -----------

               Earnings............................................       41.0        57.1
                                                                      ------------ -----------

             Combined fixed charges, including
                 preferred accretion
               Interest    expense,    including    debt   discount
                 amortization......................................       21.0         26.0
               Accretion of redeemable convertible preferred stock        ---          ---
               Amortization/writeoff of debt issuance costs........       0.6          0.9
               Portion   of  rental   expense   representative   of
                 interest factor (assumed to be 33%)...............       1.2          0.7
                                                                      ------------ -----------

               Fixed charges.......................................    $ 22.8      $   27.0
                                                                      ------------ -----------

             Ratio of earnings to combined fixed charges...........       1.8x         2.1x
                                                                      ============ ===========
             Amount  of  Earnings   deficiency   for   coverage  of
                 combined fixed charges............................    $  ---      $   ---
                                                                      ============ ===========

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